Exhibit 1.

  Resolution of the Board of Directors of Arvin Industries, Inc.

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      WHEREAS,  the Board of Directors of Arvin  Industries,
Inc. ("the Corporation") deems it desirable and in the best interests of the Corporation and its stockholders that steps be taken to preserve for stockholders the long-term value of the Corporation; and

      WHEREAS, the Board of Directors of the Corporation believes that the preservation of the Corporation's long-term value for its stockholders will be enhanced by an amendment to extend the term of the Rights Agreement, dated as of May 28, 1986, as amended as of February 23, 1989 and November 10, 1994 (the "Rights Agreement") between the Corporation and Harris Trust and Savings Bank, as Rights Agent.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to and in accordance with Section 26 of the Rights Agreement the Board of Directors of the Corporation has determined to amend the Rights Agreement to extend the expiration date to June 13, 2006.

      RESOLVED FURTHER, that the Board of Directors of the Corporation hereby adopts, as if expressly set forth herein, the form of any resolution required by any authority to be filed in connection with any applications, consents to service, issuer's covenants or other documents if (i) in the opinion of the officers of the Corporation executing the same, the adoption of such resolutions is necessary or desirable and (ii) the Secretary or an Assistant Secretary of the Corporation evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which will thereupon be deemed to be adopted by the Board of Directors with the same force and effect as if presented at this meeting.

      RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of the foregoing resolutions.

      RESOLVED FURTHER, that any actions taken by such officers prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Corporation.

             AMENDMENT NO. 3 TO RIGHTS AGREEMENT




           AMENDMENT, dated as of May 10, 1996, to the Rights Agreement, dated as of May 29, 1986, as amended as of February 23, 1989 and November 10, 1994 (the "Rights Agreement"), between Arvin Industries, Inc., an Indiana corporation (the "Company"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

           The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to
Section 26 of the Rights Agreement, the Company and the Rights Agent may from time-to-time supplement or amend the Rights Agreement in accordance with the provisions of
Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

           In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

           1. Section 7 (a) (i) of the Rights Agreement shall be deleted in its entirety and replaced with the following:
               (i)  the close of business on June 13, 2006
                    (the "Final Expiration Date"), or

           2. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

           3. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

           4. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

            5.    If   any  term,  provision,  covenant   or
restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



Attest:                            Arvin Industries, Inc.

By: /s/ Ronald R. Snyder            By: /s/ V. William Hunt
    _______________________             _____________________


Attest:                            Harris Trust and Savings
Bank

By: /s/ Tod C. Shafer               By: /s/ Bruce R. Hartney
    _______________________             _____________________